     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated August 26, 1999, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will the Company accept tenders from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Purchaser's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                                       OF
                COMPANIA BOLIVIANA DE ENERGIA ELECTRICA S.A. --
                         BOLIVIAN POWER COMPANY LIMITED
                                       AT
                           U.S. $20.00 NET PER SHARE
                                       BY
                             TOSLI ACQUISITION B.V.
                          A WHOLLY-OWNED SUBSIDIARY OF
                             TOSLI INVESTMENTS N.V.
                    THE PRINCIPAL SHAREHOLDER OF THE COMPANY

     Tosli Acquisition B.V., a Netherlands private limited liability company (the "Purchaser"), a wholly-owned subsidiary of Tosli Investments N.V., a Netherlands public limited liability company ("Tosli") equally owned through subsidiaries, by NRG Energy, Inc., a Delaware corporation and a wholly-owned subsidiary of Northern States Power Company, a Minnesota corporation, and Nordic Power Invest AB, a Swedish corporation and a wholly-owned subsidiary of Vattenfall AB, a Swedish corporation that is wholly-owned by the State of Sweden, is offering to purchase all outstanding common shares, without nominal or par value (the "Shares"), of Compania Boliviana de Energia Eletrica S.A. -- Bolivian Power Company Limited, a Nova Scotia corporation (the "Company"), at a purchase price of U.S. $20.00 per share (the "Offer Price"), in each case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented, dated August 26, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"). Tendering stockholders who hold Shares in their own name(s) will not be charged brokerage fees, or except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The purpose of the Offer is for the Purchaser to provide liquidity to stockholders of the Shares for their investment, to terminate the registration of the Company's securities under the Securities and Exchange Act of 1934, as amended ("Exchange Act"), and if at least 90% of the non-affiliate Shares are tendered (see below), acquire all of the outstanding Shares of the Company.

     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, SEPTEMBER 24, 1999, UNLESS THE OFFER IS EXTENDED.

     All valid tenders not withdrawn prior to the Expiration Date (as defined below) will be accepted. If at the Expiration Date, it is determined that valid tenders representing at least 90% of the number of non-affiliate Shares outstanding on a fully-diluted basis have been or are likely to be received and accepted, the Purchaser in its sole discretion may extend the Offer. If 90% of such non-affiliate Shares are tendered and accepted, the Purchaser intends to extend the period of time for which the Offer is open for an additional three months, Tosli, which owns 4,030,762 Shares (96.6% of the currently outstanding shares), intends to tender all of its Shares, and in the event Tosli tenders its Shares, all Shares not tendered will be purchased pursuant to Nova Scotia law, at the Offer Price. If at the Expiration Date a sufficient number of valid tenders have been accepted to reduce the number of record holders of the Shares to less than 300, the Company will deregister the Shares with the United States Securities and Exchange Commission (the "Commission"), and cease filing reports and other information which the Company is currently required to file with the Commission under the requirements of the Exchange Act.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Purchaser reserves the right, subject to the terms of the Offer to Purchase, to extend the Offer. Any such extension will be followed as promptly as practicable by a public announcement thereof, no later than 9:00 a.m., New York City time on the next business date after the previously scheduled Expiration Date.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) validly tendered Shares when, as and if the Purchaser gives oral or written notice to U.S. Bank Trust National Association (the "Depositary") of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer with respect to such Shares into the Depositary's account at the Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR OF ANY DELAY IN MAKING SUCH PAYMENT.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, September 24, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered stockholder if different from that of the person who tendered such Shares. If Certificates (defined as "certificates representing such shares") evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers of the particular Certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided or will provide the Purchaser with the Company's stockholder list and security position listings for the purposes of disseminating the Offer to stockholders. The Offer to Purchase and the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the Letter of Transmittal and other tender offer materials may be directed to the Information Agent, or to the brokers, dealers, commercial banks or trust companies who are the registered owners of Shares, and copies will be furnished promptly at the Purchaser's expense.

     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                 156 5th Avenue
                            New York, New York 10010

                Banks and Brokerage Firms, Please Call Collect:
                                 (212) 929-5500

                          All Others, Call Toll Free:
                                 (800) 322-2885

                                        3